Exhibit 99.1

Kroger Reports First Quarter Results

Q1 EPS of $0.32; Q1 Adjusted EPS of $0.58
ID Sales Without Fuel -0.2% and Confirms 2017 ID Sales Guidance
Lowers 2017 GAAP EPS Guidance to $1.74-$1.79, Adjusted EPS
Guidance of $2.00-$2.05

CINCINNATI, June 15, 2017 — The Kroger Co. (NYSE: KR) today reported net earnings of $303 million, or $0.32 per diluted share, and identical supermarket sales growth, without fuel, of -0.2% in the first quarter of 2017. Kroger’s net earnings per diluted share includes charges related to the withdrawal liability for certain multi-employer pension funds and a Voluntary Retirement Offering (the 2017 adjustment items, see Table 6). Excluding the effect of these charges, Kroger’s adjusted net earnings were $546 million, or $0.58 per diluted share.  Kroger’s net earnings for the first quarter last year were $696 million, or $0.71 per diluted share.

Comments from Chairman and CEO Rodney McMullen

“We remain focused on our strategy. This will make a difference for our customers and create value for our shareholders. We are running the business with an eye toward where the customer is going. Customers tell us they want to connect with us in multiple ways with the help of friendly associates to easily provide meals to their families at prices that enable them to stretch their budgets. We are committed to providing that experience, and we will not lose on price.

“We are driving our strategy of lowering costs to reinvest in ways that provide the right value to our customers. We’re pleased that identical supermarket sales in the last nine weeks of the first quarter were positive, and that has continued in the second quarter to date.”

Details of First Quarter 2017 Results

Total sales increased 4.9% to $36.3 billion in the first quarter compared to $34.6 billion for the same period last year. Total sales, excluding fuel, increased 2.9% in the first quarter compared to the same period last year.  The recent merger with ModernHEALTH contributed to sales growth.

Gross margin was 22.1% of sales for the first quarter. Excluding fuel, ModernHEALTH and the LIFO charge, gross margin decreased 45 basis points from the same period last year.

Kroger recorded a $25 million LIFO charge in the first quarter of 2017, compared to a $15 million LIFO charge in the same period last year.

Operating, General & Administrative costs as a rate of sales — excluding fuel, ModernHEALTH and the 2017 adjustment items — increased 27 basis points; rent and depreciation with the same exclusions increased by 9 basis points.

FIFO operating margin on a rolling four quarters basis — excluding fuel, mergers and the adjustment items from the respective periods — decreased 41 basis points compared to the prior year.

Financial Strategy

Kroger’s long-term financial strategy is to use its financial flexibility to drive growth while also returning capital to shareholders.

Maintaining its current investment grade debt rating allows the company to use its cash flow to take advantage of strategic and financially compelling opportunities, repurchase shares and fund the dividend, which is expected to increase over time.

The company’s net total debt to adjusted EBITDA ratio increased to 2.33, compared to 2.12 during the same period last year (see Table 5). This result is due to the merger with ModernHEALTH and the repurchase of shares.

Over the last four quarters, Kroger has used free cash flow to:

•                  Repurchase $1.5 billion in common shares,

•                  Pay $438 million in dividends,

•                  Invest $3.4 billion in capital, and

•                  Merge with ModernHEALTH for approximately $390 million.

Return on invested capital for the first quarter, on a rolling four quarter basis, was 12.75% (see Table 7).

Fiscal 2017 Guidance

Kroger lowered its 2017 GAAP net earnings guidance for 53 weeks to $1.74-$1.79 per diluted share. Kroger’s adjusted net earnings guidance range is $2.00 to $2.05 per diluted share. This assumes an $80 million LIFO charge compared to the company’s original estimate of $25 million. The previous adjusted net earnings guidance range was $2.21 to $2.25 per diluted share. See Form 8-K for additional information on guidance.

Kroger continues to expect identical supermarket sales growth, excluding fuel, of flat to 1% growth for 2017.

The company continues to expect capital investments excluding mergers, acquisitions and purchases of leased facilities, to be in the $3.2 to $3.5 billion range for 2017.

Over the long term, Kroger is committed to achieving a net earnings per diluted share growth rate of 8 – 11%, plus a growing dividend.

At the Kroger Co., we are dedicated to our purpose: to Feed the Human SpiritSM. We serve eight and a half million customers and 443,000 associates who shop or serve in 2,792 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Our Family of Companies operates an expanding ClickListTM offering — a personalized order online service — in addition to 2,255 pharmacies, 782 convenience stores, 311 fine jewelry stores, 220 retail health clinics, 1,453 supermarket fuel centers and 38 food production plants in the United States. Our Company has been recognized as one of America’s most generous companies for its support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. As a leader in supplier diversity, we are a proud member of the Billion Dollar Roundtable.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding certain items that affect comparability.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “assumes,” “estimate,” “expect,” “guidance,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter and Roundy’s.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on June 15, 2017 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) Thursday, June 15, 2017.

1st Quarter 2017 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2017		2016

SALES	$36,285	100.0%	$34,604	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	28,281	77.9	26,669	77.1
OPERATING, GENERAL AND ADMINISTRATIVE (a)	6,376	17.6	5,779	16.7
RENT	270	0.7	262	0.8
DEPRECIATION AND AMORTIZATION	736	2.0	694	2.0

OPERATING PROFIT	622	1.7	1,200	3.5

INTEREST EXPENSE	177	0.5	155	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	445	1.2	1,045	3.0

INCOME TAX EXPENSE	148	0.4	350	1.0

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	297	0.8	695	2.0

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(6)	—	(1)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$303	0.8%	$696	2.0%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.33		$0.72

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	914		954

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.32		$0.71

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	925		966

DIVIDENDS DECLARED PER COMMON SHARE	$0.120		$0.105

Note:                  Certain percentages may not sum due to rounding.

Note:                  The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                                 Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                 LIFO charges of $25 and $15 were recorded in the first quarters of 2017 and 2016, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 20,	May 21,
	2017	2016

ASSETS
Current Assets
Cash	$335	$375
Temporary cash investments	21	16
Store deposits in-transit	952	892
Receivables	1,394	1,314
Inventories	6,359	6,066
Prepaid and other current assets	477	553

Total current assets	9,538	9,216

Property, plant and equipment, net	21,133	20,161
Intangibles, net	1,141	1,043
Goodwill	3,031	2,744
Other assets	956	637

Total Assets	$35,799	$33,801

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,854	$2,676
Trade accounts payable	6,078	5,846
Accrued salaries and wages	1,135	1,202
Deferred income taxes	—	221
Other current liabilities	3,448	3,200

Total current liabilities	12,515	13,145

Long-term debt including obligations under capital leases and financing obligations	11,590	9,710
Deferred income taxes	2,181	1,739
Pension and postretirement benefit obligations	1,552	1,395
Other long-term liabilities	1,826	1,364

Total Liabilities	29,664	27,353

Shareowners’ equity	6,135	6,448

Total Liabilities and Shareowners’ Equity	$35,799	$33,801

Total common shares outstanding at end of period	900	941
Total diluted shares year-to-date	925	966

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$297	$695
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	736	694
LIFO charge	25	15
Stock-based employee compensation	53	43
Expense for Company-sponsored pension plans	35	25
Deferred income taxes	6	—
Other	(51)	(1)
Changes in operating assets and liabilities, net of effects from mergers of businesses:
Store deposits in-transit	(42)	31
Receivables	149	85
Inventories	177	101
Prepaid and other current assets	409	232
Trade accounts payable	260	104
Accrued expenses	(86)	(320)
Income taxes receivable and payable	153	350
Other	187	25

Net cash provided by operating activities	2,308	2,079

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(817)	(1,090)
Proceeds from sale of assets	83	71
Other	(10)	(32)

Net cash used by investing activities	(744)	(1,051)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1	11
Payments on long-term debt	(84)	(54)
Net (payments) borrowings on commercial paper	(545)	256
Dividends paid	(111)	(102)
Proceeds from issuance of capital stock	17	15
Treasury stock purchases	(772)	(1,027)
Other	(37)	(13)

Net cash used by financing activities	(1,531)	(914)

NET INCREASE IN CASH AND TEMPORARY
CASH INVESTMENTS	33	114

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	323	277
END OF YEAR	$356	$391

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(817)	$(1,090)
Changes in construction-in-progress payables	(104)	(55)
Total capital investments, excluding lease buyouts	$(921)	$(1,145)

Disclosure of cash flow information:
Cash paid during the year for interest	$188	$167
Cash paid during the year for income taxes	$11	$7

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2017	2016

INCLUDING FUEL CENTERS	$32,252	$31,758
EXCLUDING FUEL CENTERS	$28,627	$28,689

INCLUDING FUEL CENTERS	1.6%	0.4%
EXCLUDING FUEL CENTERS	-0.2%	2.4%

(a)                                 Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 20,	May 21,
	2017	2016	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,854	$2,676	$(822)
Long-term debt including obligations under capital leases and financing obligations	11,590	9,710	1,880

Total debt	13,444	12,386	1,058

Less: Temporary cash investments	21	16	5
Less: Prepaid benefit payments	2	—	2

Net total debt	$13,421	$12,370	$1,051

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	May 20,	May 21,
	2017	2016

Net earnings attributable to The Kroger Co.	$1,582	$2,116
LIFO charge	29	15
Depreciation and amortization	2,382	2,163
Interest expense	544	489
Income tax expense	755	1,065
Adjustments for pension plan agreements	310	—
Adjustments for voluntary retirement offering	184	—
Other	(18)	(4)

Adjusted EBITDA	$5,768	$5,844

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	2.33	2.12

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented. In the first quarter of 2017, these items included charges related to the withdrawal liability for certain multi-employer pension funds and the voluntary retirement offering.  In the first quarter of 2016, The Kroger Co. did not have any adjustment items.

	FIRST QUARTER
	2017	2016

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$303	$696

ADJUSTMENTS FOR PENSION PLAN WITHDRAWAL LIABILITIES (a)(b)	126	—

ADJUSTMENTS FOR VOLUNTARY RETIREMENT OFFERING (a)(c)	117	—

2017 ADJUSTED ITEMS	243	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$546	$696

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.32	$0.71

ADJUSTMENTS FOR PENSION PLAN WITHDRAWAL LIABILITIES (d)	0.13	—

ADJUSTMENTS FOR VOLUNTARY RETIREMENT OFFERING (d)	0.13	—

2017 ADJUSTED ITEMS	0.26	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.58	$0.71

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	925	966

(a)         The amounts presented represent the after-tax effect of each adjustment.

(b)         The pre-tax adjustments for the pension plan withdrawal liabilities were $199.

(c)        The pre-tax adjustments for the voluntary retirement offering were $184.

(d)       The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended May 20, 2017.

Rolling Four Quarters Ended
May 20,
2017
Return on Invested Capital
Numerator (a)
Operating profit	$2,858
LIFO charge	29
Depreciation and amortization	2,382
Rent	889
Adjustments for pension plan agreements	310
Adjustments for voluntary retirement offering	184

Adjusted operating profit	$6,652

Denominator (b)
Average total assets	$34,800
Average taxes receivable (c)	(37)
Average LIFO reserve (d)	1,303
Average accumulated depreciation and amortization	19,464
Average trade accounts payable	(5,962)
Average accrued salaries and wages	(1,169)
Average other current liabilities (e)	(3,324)
Rent * 8 (f)	7,112

Average invested capital	$52,187

Return on Invested Capital	12.75%

(a)         Represents results for the rolling four quarters for the periods noted.

(b)         Represents the average of amounts at the beginning and end of the rolling four quarters periods presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.

(f)           The factor of eight estimates the hypothetical capitalization of our operating leases.